EXHIBIT 10.1
NON-COMPETITION AND RELEASE AGREEMENT
          This Non-Competition and Release Agreement (the “Agreement”) by and between UST Inc., a Delaware corporation (“UST” or the “Company”), and Robert T. D’Alessandro (the “Executive”), is entered into effective as of April 6, 2007, (the “Effective Date”).
          WHEREAS, the Executive has been employed by the Company as its Senior Vice President and Chief Financial Officer; and
          WHEREAS, the Executive and the Company are parties to an Employment Agreement entered into as of June 23, 2006 (the “Employment Agreement”); and
          WHEREAS, appropriate notice pursuant to Section 3(f) of the Employment Agreement has been provided, dated March 14, 2007; and
          WHEREAS, the parties wish to enter into this Agreement to set forth their mutual agreement as to the rights and obligations of the parties in connection with the Executive’s separation from the Company, as contemplated by, among others, Sections 3(h), 4(b) and 6 of the Employment Agreement, as modified by this Agreement; and
          NOW, THEREFORE, the Company and the Executive hereby agree as follows:
          1. Capitalized Terms.
          Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Employment Agreement.
          2. Release of Claims.
          (a) In consideration of the compensation and benefits to be provided hereunder, the Executive agrees and covenants that he will not seek or be entitled to any recovery against the Company, its parents, subsidiaries and affiliates, together with their respective past and present officers, directors, employees, stockholders, agents or representatives (“the Releasees”) for any cause or reason related to or arising from his employment with the Company or the termination thereof (including, without limitation, seeking any recovery against the Releasees in any forum, including without limitation any court, administrative agency or otherwise), other than a failure or refusal of the Company to pay the Executive the benefits to be provided pursuant to this Agreement and the benefits to which he is entitled pursuant to the terms of one or more of the Company’s employee benefit and equity plans in which he has a vested interest as of the date of this Agreement. This paragraph shall not preclude the Executive from filing an
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administrative charge of discrimination, provided the Executive does not seek any relief for himself in connection with such proceeding.
          (b) In further consideration of the compensation and benefits to be provided hereunder, the Executive voluntarily, knowingly and willingly releases and forever discharges UST, its parents, subsidiaries and affiliates, together with their respective past and present employees, officers, directors, stockholders, executives and agents, and each of their predecessors, successors and assigns (collectively, the “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever which against them the Executive or his executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising prior to the time the Executive signs this Agreement including, but not limited to, any rights or claims relating in any way to the Executive’s employment relationship with UST, or the termination thereof, or under any statute, including but not limited to the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Connecticut Human Rights and Opportunities Law or any other federal, state or local laws, regulations or judicial decisions, except that the foregoing shall not preclude the Executive from pursuing his rights, nor shall it release any of the Releasees from any obligations, under this Agreement or under any indemnification arrangements to which the Executive may be entitled.
          3. Employment Agreement.
          Effective as of the Effective Date, the Employment Agreement shall terminate and shall thereafter be of no force and effect, except that Sections 3(h), 7 and 8 of the Employment Agreement (which are incorporated herein by reference) shall survive such termination and shall remain in full force and effect in accordance with their terms. The Executive hereby reaffirms his obligations under said sections and acknowledges that they shall be construed under and governed by the laws of the State of Connecticut in accordance with the governing law provisions set forth in Paragraph 14, below.
          4. Compensation and Benefits.
          Subject to the Executive’s compliance with the provisions of this Agreement, including those incorporated herein by reference, and provided the Executive does not revoke his acceptance of this Agreement within the time provided for such revocation, then the Executive shall be entitled to receive from the Company the payments and benefits set forth in Section 4(b)(i)-(vii) of the Employment Agreement as more fully described in Appendix A hereto, along with other payments and benefits also described in Appendix A hereto. The Executive expressly and irrevocably agrees that the compensation and benefits set forth in Appendix A hereto fully reflect the Executive’s rights under the Employment Agreement, as modified by this Agreement, and the employee benefits plans referred to in Appendix A.
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          5. Mutual Non-disparagement.
          (a) The Executive shall not make, participate in the making of, or encourage any other person to make any statements, written or oral, which criticize, disparage or defame the goodwill or reputation of the Company, any of its subsidiaries or affiliates or any of their respective past or present directors, officers, executives or employees.
          (b) Likewise, neither the Company’s executive officers, nor the executive officers of its subsidiaries and affiliates, shall make, participate in the making of, or encourage any other person to make any statements which disparage or defame the reputation of the Executive.
          (c) Notwithstanding the foregoing, nothing in this Section 5 shall prohibit any person from making truthful statements when required by order of a court or other body having jurisdiction, or as otherwise may be required by law or legal process. In such and only event, the other party may respond to such truthful statements.
          6. Cooperation.
          The Executive further agrees that he shall not voluntarily testify in any proceeding before any court, tribunal, administrative agency or panel regarding anything having to do with the Company. Moreover, in the event that the Executive is subpoenaed to provide such testimony, he will immediately notify a managerial representative of either the Company’s Legal Department or its Chief Executive Officer of the issuance of such subpoena. The Executive further agrees that he will reasonably cooperate with the Company in all respects in connection with any and all litigation or proceedings commenced in which the Executive is involved by virtue of his prior employment with the Company; any transaction or matter that involved or involves or may involve facts or circumstances with which the Executive was involved or acquainted as a director, officer, employee or advisor of the Company or any of its affiliates; or as to which the Executive has or could reasonably be expected to have knowledge gained during his employment with the Company.
          7. Non-Competition.
          (a) In consideration of the benefits provided hereunder, which benefits (including the Company’s agreement to deem the Executive as having satisfied certain prerequisites for purposes of certain of such benefits) the Executive acknowledges he would not be entitled to receive but for the Company’s grant of the same in consideration of the following covenant not to compete, the Executive hereby covenants and agrees that, effective as of the Effective Date, and for a period of two (2) years thereafter, he:
     (i) shall not either directly or indirectly engage or participate in any business or industry which is then in direct or
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     indirect competition with any businesses in which the Company participates wherever located in the world; and
     (ii) shall not knowingly solicit, request, advise or induce any agent, client, supplier or other business contact of the Company to cancel, curtail or otherwise adversely change its relationship with the Company.
          (b) For purposes of this covenant not to compete, the phrase “directly or indirectly engage or participate in” shall include: (a) being employed by, associated with, providing professional services for or consulting with or on behalf of any company, corporation, joint venture, limited liability company, business, sole proprietorship, partnership, association, organization or individual(s) (hereinafter “Competitors”), directly or indirectly involved in, actually contemplating involvement in, conducting business in or operating in the tobacco industry, smokeless or otherwise, or the wines/distilled spirits industry and, (b) any direct or indirect ownership, holding, acquisition or profit participation interest in any Competitors, whether as an owner, stockholder, partner, joint venturer or otherwise. Notwithstanding the foregoing, the Executive’s mere ownership of up to five percent (5%) of the outstanding securities in any Competitors shall not be construed as a violation of this covenant not to compete.
          (c) The Executive acknowledges and agrees that the duration and scope provisions of this covenant not to compete are drafted expressly in acknowledgement of the nature, type, and geographical scope of the business(es) of the Company, and in recognition of the Executive’s prior status, title, responsibilities and high level of access to a variety of proprietary and otherwise highly classified, confidential and sensitive information of the Company, and of its operations, processes, financial status, officers, directors, employees, contractors, methods of doing business, strategies, business plans and the like. The Executive further acknowledges and agrees that the restrictions contained in this Paragraph 7 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for this purpose.
          (d) The Executive agrees that any breach of this Paragraph 7 will cause the Company substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company will have the right to seek specific performance and injunctive relief, attorney’s fees, costs and disbursements to enforce its rights hereunder.
          (e) The Executive further acknowledges that the provisions relating to the covenant not to compete shall be construed under and governed by the laws of the State of Connecticut in accordance with the governing law provisions set forth in Paragraph 14, below. In the event that any of the provisions relating to the Executive’s covenant not to compete are deemed invalid or otherwise unenforceable as drafted by a court of competent jurisdiction, the Executive acknowledges that such court of competent
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jurisdiction shall have the right to revise, modify or otherwise “blue pencil” such provisions to the minimum extent necessary to ensure their validity and enforceability and to sufficiently protect the interests of the Company. The parties further acknowledge that the non-compete provisions contained in this paragraph supersede and replace those non-competition provisions contained in the Employment Agreement.
          8. Indemnification.
          The Company acknowledges and agrees that it shall extend the Executive the same indemnification arrangements as are generally provided to other similarly situated Company officers to the extent authorized by applicable law and in accordance with Article VIII of the Company’s By-Laws.
          9. Breach by the Executive.
          The Executive acknowledges that in the event of a material breach of any term of this Agreement, the Company shall be entitled to any and all relief available, including but not limited to the right to reimbursement for any of the consideration paid to the Executive under the terms of this Agreement, with the exception of the first of the monthly installment payments contemplated by Section 4(b)(iii) of the Employment Agreement as more fully described in Appendix A hereto, said payment being deemed sufficient consideration for the Executive’s execution of the release of claims provided in this Agreement; the right to cease any further payments or benefits otherwise due under the terms of this Agreement; injunctive relief; attorney fees; and reimbursement for all costs expended by the Company in securing such relief. Prior to taking any action as a result of the Executive’s material breach of any term of this Agreement, the Company agrees that it shall provide the Executive with prior written notice of the alleged breach and a reasonable opportunity to cure said breach, but no more than seven (7) business days need be provided.
          10. Taxes.
          Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any amounts the Company determines are required or authorized to be withheld under any applicable law or regulation including any federal, state and/or local taxes.
          11. Section 409A Compliance.
          This Agreement will be administered so that the life and health insurance coverage under Appendix A will be exempt from Section 409A of the Internal Revenue Code (“Section 409A”), or if it is not possible to exempt these benefits from Section 409A, so that they will comply with Section 409A. In addition, the payment to the Executive in lieu of further salary and bonus, pursuant to Appendix A of this Agreement,
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and all payments made under the UST Inc. Officers’ Supplemental Retirement Plan, the UST Inc. Benefit Restoration Plan and the UST Inc. Excess Retirement Benefit Plan and any other benefits under this Agreement which are or may become subject to Section 409A, shall comply in all respects with Section 409A and any generally applicable guidance issued thereunder by the Internal Revenue Service. Additional guidance under Section 409A is expected to be issued after the Effective Date of this Agreement, and the parties recognize that it may be necessary to revise this Agreement to comply with such new guidance. If any revisions are necessary, they will be the minimum necessary to comply with Section 409A, while most fully effecting the intent of the parties as reflected in this Agreement, and the parties agree to work together to effectuate such revisions.
          12. Counterparts.
          This Agreement may be executed in one or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          13. Entire Agreement.
          This Agreement represents the entire agreement between the parties with respect to the subject hereof and supersedes all prior discussions, representations, arrangements and agreements with respect to the subject matter hereof. Unless otherwise expressly provided herein, nothing in this Agreement should be construed as, or deemed to be a modification of, the terms and conditions of any of the Company’s employee benefit plans or the terms and conditions of any Company plan documents or agreements applicable to any equity awards made to the Executive.
          14. Governing Law.
          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws.
          15. Severability Clause.
          In the event that any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction: (i) such provisions shall be modified to the minimum extent necessary to cure such defect and make such provisions valid and enforceable; (ii) the remaining provisions of this Agreement will nevertheless be binding upon the parties and not in any way affected or impaired; and (iii) under no circumstances shall the Executive be entitled to any additional monies, benefits and/or compensation as a result.
          16. No Waiver.
          The Executive acknowledges and agrees that the Company’s failure or decision not to take action on account of any breach or default by him of any term of this
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Agreement shall not be deemed or construed as a waiver by the Company of its right to take action for a subsequent breach or default by him, even if such breach or default is similar to the prior breach or default for which the Company did not take action.
          17. Joint Drafting of Agreement.
          The Executive acknowledges that each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction or interpretation of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
          18. Commencement of Actions or Proceedings.
          By signing this Agreement, the Executive represents that subject to applicable law, he has not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that he will not seek or be entitled to any award of legal or equitable relief in any action or proceeding that may be commenced on his behalf.
          19. Right to Counsel.
          The Executive acknowledges that UST has hereby advised him of his right to consult with an attorney of his choosing prior to signing this Agreement and has encouraged him to do so. The Executive represents that he has had the opportunity to review this Agreement and, specifically, the release in Paragraph 2 of this Agreement, with an attorney of his choice. The Executive also agrees that he has entered into this Agreement freely and voluntarily.
          20. Consideration/Revocation Periods.
          The Executive acknowledges that he has been given at least twenty-one (21) days to consider the terms of this Agreement. Furthermore, once he has signed this Agreement, the Executive shall have seven (7) additional days from the date of signing this Agreement to revoke his acceptance thereof.
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          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.

UST Inc.

By:

/s/ Maria R. Sharpe

Name: Maria R. Sharpe
Title: Senior Vice President and Secretary

/s/ Robert T. D’Alessandro

Robert T. D’Alessandro
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APPENDIX A
COMPENSATION AND BENEFITS
     Set forth below is each and every specific dollar amount and specific in kind benefit due under Section 4(b)(i)-(vii) of the Employment Agreement, as well as certain agreements related to equity awards under the UST Inc. 2005 Long Term Incentive Plan (the “2005 LTIP”), the UST Inc. Amended and Restated Stock Incentive Plan (the “ 2001 LTIP”) and the UST Inc. 1992 Stock Option Plan (the “1992 LTIP”) and other Company employee benefit plans (other than tax-qualified employee benefit plans). Section references made herein are to the applicable Sections of the Employment Agreement and capitalized terms shall have the meanings ascribed to such terms in the Non Competition and Release Agreement to which this Appendix A is annexed.
1.	Section 4(b)(i): The Company shall pay to the Executive his full base salary for any period through the Date of Termination for which he has not been paid, (base salary shall be determined at the annual rate of $472,500, which is the rate in effect on the Date of Termination). Such payment shall be made no later than the fifth (5th) day following the Date of Termination or the next regular pay date, whichever is earlier.

2.	Section 4(b)(ii): The Company shall pay the Executive a lump sum payment equal to the actual annual bonus that the Executive would have been entitled to under the UST Inc. Incentive Compensation Plan (the “ICP”) had the Executive remained employed through the regular payment date for ICP awards, having met expectations with respect to his key result areas, multiplied by a fraction, the numerator of which is 90, and the denominator of which is 365. This lump sum payment shall be paid at the time that annual bonuses in respect of the 2007 fiscal year are regularly paid by the Company (but not later than 2 1/2 months after the end of the 2007 fiscal year).

3.	Section 4(b)(iii): In lieu of any further salary and bonus payments to the Executive for periods subsequent to the Date of Termination, the Company shall pay to the Executive a severance payment equal to $2,392,500, payable in twenty-four (24) equal monthly installments. The first six (6) installments shall be delayed and paid as a single lump sum amount on the date that is six (6) months and one day after the Executive’s “Separation from Service” as that term is defined under Section 409A of the Internal Revenue Code (the “Six-Month Delay Date”) to the extent the Company reasonably determines such delay is necessary to avoid a violation of Code section 409A(a)(2)(B). In this regard, the parties understand that additional guidance in the form of final regulations under Code section 409A (“Final 409A Regulations”) may be released after the execution of this Agreement, but prior to the Six-Month Delay Date. In this event, as soon as practicable following the release of the Final 409A Regulations, the Company shall reasonably reconsider
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whether any of the first six (6) installments can be paid prior to the Six-Month Delay Date without a violation of Code section 409A(a)(2)(B).

4.	Section 4(b)(iv): For a twenty-four (24) month period following the Date of Termination, the Company shall arrange to provide the Executive with life insurance coverage substantially similar to the coverage which the Executive was receiving immediately prior to the Notice of Termination (subject to reimbursement by the Executive of the monthly premium cost for this coverage for the period through the Six-Month Delay Date and payment thereafter of any participant contributions that apply to active employees for such coverage). Notwithstanding the preceding sentence, if the Company reasonably determines the Final 409A Regulations treat this extension of life insurance coverage as exempt from Code section 409A, then from and after such determination the reimbursement of premium cost will not be required for the period through the Six-Month Delay Date and only participant contributions will be required. Any reimbursements from the Executive (to the extent they exceed participant contributions) that are actually received by the Company shall be refunded to the Executive without interest shortly after the Six-Month Delay Date (or if earlier, the date the Company determines the coverage is exempt from Code section 409A).

5.	Sections 4(b)(v) and 5(d): For a twenty-four (24) month period following the Date of Termination, the Company shall arrange to provide the Executive with group health insurance coverage substantially similar to that which the Executive was receiving immediately prior to the Notice of Termination, subject to the following:
(i)	There will be no charge to the Executive for such coverage for any month that begins before the Six-Month Delay Date, provided, however, that no health expenses will be paid or reimbursed pursuant to such coverage later than December 31, 2009;

(ii)	For each remaining month of coverage, if the Company provides self-insured coverage to the Executive, the Executive will be charged for coverage in an amount equal to the Company’s monthly COBRA charge for such coverage (but less the 2% administrative cost) and will be required to pay such monthly charge in accordance with the Company’s standard COBRA premium payment requirements; and

(iii)	To the extent the Executive is provided self-insured coverage, on the Six-Month Delay Date, the Company will pay the Executive a lump sum payment equal to the product of (I) the Company’s monthly COBRA charge on the payment date for family coverage under the Company’s group health plan, and (II) the number eighteen (18).
The life insurance and group health insurance coverage provided under the preceding provisions of these Paragraphs (4) and (5) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive by another employer during the twenty-four (24) month period following the Date of Termination (and any such benefits actually received by or made available to the Executive by another employer shall be reported to the Company by the Executive as soon as practicable after they become effective). The Executive shall be responsible for any and all federal, state and local taxes due with respect to the benefits described above, including but not limited to any taxes due as a result of the Executive being subject to imputed income on any portion of coverage paid for by the Company.
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6.	Section 4(b)(vi): This section of the Employment Agreement is modified to provide that the Executive shall become a Participant in the Company’s Officers’ Supplemental Retirement Plan (“SOP”) on his Date of Termination. As a consequence, the Executive’s separation from service constitutes a “Retirement” under the terms of the SOP. The Executive’s annual SOP benefit shall be determined under Section 3(c) of the SOP, based on the Executive’s age and service as of the Date of Termination, and shall be equal to the greater of the following (but with such greater amount reduced in accordance with Section 3(c)(iii) of the SOP for all of the benefits that reduce benefits payable under the SOP):
(i)	103% of the Executive’s Accrued Benefit (as defined by the SOP); or

(ii)	43% of the Executive’s total Compensation (as defined by the SOP) during the twelve (12) month period that precedes the Date of Termination (or either of the two immediately preceding consecutive twelve (12) month periods, whichever such period yields the highest total Compensation; provided, however, that if bonuses are paid under the Company’s Incentive Compensation Plan more than once during any such twelve (12) month period, only the greatest such bonus shall be taken into account).
Payment of the Executive’s SOP benefit shall commence as of the first of the month coincident with or next following the date the Executive attains age 55, and in such form of annuity as is then permitted under the SOP (with the Executive to be given an election as to the specific form of annuity that shall apply at such time as may be permissible under Code section 409A). In addition, the Executive’s benefits, if any under the BRP and ERP shall also commence on the first of the month coincident with or next following the date the Executive attains age 55, in accordance with the terms of such plans (fully taking into account any offsets or reductions that apply against such benefits under the terms of such plans).
7.	As provided in Paragraph 6 above, the Executive’s separation from service constitutes “Retirement” under the terms of the SOP. Any equity awards outstanding under the terms of the 2005 LTIP, the 2001 LTIP and the 1992 LTIP will be treated accordingly.
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